clinigence holdings provides strategic update

ATLANTA, GA − (BUSINESSWIRE) – July 15, 2020 – Clinigence Holdings, Inc. (“Clinigence” or the “Company”) (OTC: CLNH), a pioneer in clinical data integration, clinical quality reporting and population health analytics, today is providing an update to its shareholders.

As previously announced on June 3, 2020, Clinigence sold certain of its intellectual property assets and patents, as well as liabilities of approximately $3.2 million, to Accountable Healthcare America, Inc. (“AHA”) for an aggregate purchase price of $15 million of Preferred Stock of AHA. Please refer to our press release put out on June 3, 2020 for more information.

To further enhance shareholder value, the Board of Directors of Clinigence Holdings is announcing an operating restructuring plan and is also exploring strategic alternatives for our fully-reporting operating public entity, including the potential sale or merger of the Company.

As part of this restructuring plan, Jacob “Kobi” Margolin has announced his resignation as Chief Executive Officer of the Company. He will continue to serve as a director on the Board of the Company. Lawrence Schimmel, M.D., Co-Founder of the Company and current Chief Medical Officer, has been named Interim Chief Executive Officer of Clinigence Holdings.

There can be no assurance of a successful outcome from these efforts, or of the form or timing of such outcome.

“On behalf of the Board, we thank Kobi for his service during his tenure as CEO. We are fortunate that Dr. Schimmel has agreed to assume the Interim CEO role during this transition period,” stated Warren Hosseinion, M.D., Chairman of the Board of Clinigence.

“I am proud of what we have accomplished so far. It has been a privilege leading an incredible team of talented people dedicated to making healthcare better through innovative technology. I look forward to continuing to help the Company build shareholder value as a Board director,” stated Jacob “Kobi” Margolin, Co-Founder of Clinigence.

About Clinigence Holdings, Inc.

Clinigence Holdings, a fully reporting, publicly-held company, is a leading healthcare information technology company providing an advanced, cloud-based platform that enables healthcare organizations to provide value-based care and population health management. The Clinigence platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations. For more information, please visit www.clinigencehealth.com. Information on our website does not comprise a part of this press release.

Safe Harbor:

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases "will likely result," "expect to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to, challenges involved in AHA reaching satisfactory business combination agreements with the SPAC and various roll-up target acquisitions, AHA being able to satisfy all of the anticipated conditions to closing with the SPAC including obtaining consolidated audited financial statements, if the SPAC transaction with AHA does not proceed being able to enter into and close the merger transaction with AHA, economic conditions, dependence on management, dilution to shareholders, lack of capital, changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, demand for products and services of the Company, newly developing technologies, its ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition, the inability of the Company to obtain or maintain the listing of the post-acquisition company’s ordinary shares on Nasdaq following the Merger, and the ability of the Company and AHA to obtain additional financing which is expected to be needed prior to closing of any SPAC transaction. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Clinigence Holdings, Inc.

Warren Hosseinion, M.D.

Chairman of the Board

Via email at warren.hosseinion@clinigencehealth.com